EXHIBIT 99.1 — Press release

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE January 20, 2005

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 · Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 · Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

infoUSA Reports Record Revenue and Strong Results for FY2004

•	GAAP Revenue of $344.9 Million, up 11% from last year, exceeds latest management guidance

•	GAAP EPS of 35 cents, exceeds latest management guidance and consensus Wall Street estimate

•	Free Cash Flow of $66.0 Million, 19% of GAAP Revenue, exceeds latest management guidance

•	Confirms previous revenue and EPS guidance for fiscal year 2005

•	Revises upward its Free Cash Flow guidance for fiscal 2005

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results, key financial highlights of the company’s operations, and selected balance sheet items for the fourth quarter and full fiscal year of 2004 ending on December 31, 2004.

	4th Quarter	4th Quarter		Year-to-date	Year-to-date
(amounts in thousands, except per share amounts)	2003	2004		2003	2004
Net sales	$79,055	$90,082		$311,345	$344,859
EBITDA (see table on income statement)	15,913	19,452	*	71,163	68,919	**
Operating income	9,351	11,288	*	48,550	41,329	**
Net income	4,483	5,328		19,695	18,458
Diluted earnings per share	9 cents	10 cents		38 cents	35 cents

Total debt	139,765	196,226		139,765	196,226
Capital expenditures (see table)	1,225	1,342		6,625	6,957
Cash Flow from Operations	19,020	27,165		56,564	72,956

*	These figures were negatively impacted by approximately $6.9 million related to acquisition accounting of OneSource and conversion of a portion of infoUSA Group business to subscription format.

**	These figures were negatively impacted by approximately $17.9 million related to acquisition accounting of OneSource and conversion of a portion of infoUSA Group business to subscription format.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “During 2004, we achieved record revenues of $344.9 million, as well as solid profitability. We were able to grow our revenues through strong organic results in most of our key revenue divisions as well as successful integration of our recent acquisitions. We generated this revenue growth while at the same time achieving adjusted EBITDA margins of 24%. Our fiscal 2004 reported revenues were negatively impacted by approximately $18 million related to acquisition accounting of OneSource and conversion of a portion of our infoUSA Group business to subscription format. Our full year EBITDA was $68.9 million or 20% of revenues. EBITDA for the full year was negatively impacted by aforementioned accounting impact of approximately $18 million. We have generated $66.0 million of free cash flow (calculated as cash flow from operations less capital expenditures) for the full year 2004. Our GAAP earnings per share for fiscal 2004 were 35 cents. Our results for fiscal 2004 exceeded our latest guidance to Wall Street. These results have positioned us well to meet or exceed our previous revenue and EPS guidance for fiscal 2005. Based on these results, we are also increasing our median free cash flow projection for 2005 to $70 million.”

Gupta continued, “We were very satisfied with our fiscal 2004 performance. We have fully integrated our three acquired companies, i.e. OneSource, Edith Roman and Triplex. Their contribution to our cash flow has been better than expected. They will continue to enhance our revenue growth and operating margins by cross-selling more of our proprietary data content products to their existing customer bases. These acquisitions have also strengthened our already strong pipeline of new business for fiscal 2005, as evidenced by our $33 million increase in deferred revenue during 2004.”

“Our roll-out of subscription products is proceeding on plan, and is gaining acceptance among small businesses, entrepreneurs, and sales people. We were able to build this subscription base while at the same time keeping our cancellation rates below 10%. Our ‘Unlimited Sales Leads and Mailing List’ service (Sales Genie™) has been a real hit with small businesses. Now they have access to unlimited sales leads for only $250 per month. They also get free and integrated contact management software and mapping capability. Our strategy of migrating our small business customers from one-time purchasers of sales leads to a subscription based service will be a key growth driver of infoUSA.”

“Due to our cost cuts and early integration of acquisitions, we have been able to get closer to our historical EBITDA margin levels again. We finished fourth quarter of 2004 with an adjusted EBITDA margin of approximately 27%. We are also investing in migrating our mainframe-based infrastructure to a server-based environment to deliver more expedient, reliable, and affordable data processing solutions to our customer base in 2005 and beyond. The effective migration to a server-based architecture will enable us to reduce significantly our data processing hardware and software costs. We feel confident that we can deliver expected internal growth and EBITDA margins to our shareholders going forward.”

Gupta added, “We continued to strengthen our balance sheet throughout the year. We used approximately $54 million of our free cash flow to pay down our debt. Our plan is to continue de-leveraging our balance sheet through prudent cash management. Our Board of Directors is also considering a dividend payment in 2005 to reward our loyal shareholders, who will be able to take advantage of lower tax rates.”

Gupta continued, “We have several database enhancement initiatives in 2005 that will enable us to stay on the cutting edge of our industry. In 2004 we started taking pictures of store fronts along with entering precise latitudes and longitudes called geocodes. In 2005 we will kick this project into high gear and take around 4 million pictures in 100 largest metropolitan areas. These pictures will add value to our Business Credit Reports and Sales Leads products. Additionally, we will license them to value added resellers to be used in applications like car navigation, legal due diligence services, and financial services applications.”

“We are in the process of enhancing our Business Credit Report by suggesting the recommended credit limit on 13 million businesses in our database. This credit limit amount will be offered in addition to our proprietary Business Credit Score on each business in our database.”

“During the first quarter of 2005, we are also enhancing our consumer database to include lifestyle information on most of our web sites. The web will enable a greater distribution of the valuable lifestyle information to our customers.”

“We will be publishing a report on Yellow Page Ad Spending by Small Businesses by March of this year. The report will include money spent by small businesses for Yellow Page advertising. Yellow Page publishers and web advertising firms will be able to sort this information by many selects, including by individual business as well as by SIC code and any geographic region. Combined these initiatives will provide us with a significant competitive edge for our already finest database in the industry.”

Gupta concluded, “We have built a strong management team whose dedication and commitment will enable us to provide solid growth. We have the highest quality database of consumers and businesses in the U.S. and Canada. The database has many different applications for small businesses, non-profit organizations, governmental entities, and Fortune 1000 companies. We also control our distribution channel with our sales force of over 1,000 sales executives. We feel confident that our recent initiatives around subscription products will lead us to the next level of growth.”

Highlights of Fourth Quarter:

Net sales for the fourth quarter were $90.1 million compared to $79.1 million for the fourth quarter of 2003. EBITDA for the fourth quarter was $19.5 million, or 22% of net sales, compared to $15.9 million, or 20% of net sales, for the fourth quarter of last year. EBITDA for the fourth quarter was impacted negatively by approximately $6.9 million as follows: (i) non-recognizable deferred revenue from the OneSource acquisition of $3.2 million and (ii) deferral of approximately $3.7 million of revenues from accounting for our subscription product revenue. The increase in EBITDA margin for the fourth quarter is attributable to: (i) margin expansion in our core business through strict cost cutting initiatives and (ii) successful integration of our recent acquisitions.

Fourth quarter GAAP earnings per share were 10 cents versus earnings per share of 9 cents for the fourth quarter of 2003. The aforementioned factors contributed to the growth of earnings per share. Free cash flow (cash flow from operations less capital expenditures) for fiscal fourth quarter was $25.8 million, or 29% of net sales, compared to $17.8 million, or 23% of net sales, for the prior year period.

Highlights of Fiscal Year 2004:

Net sales for the fiscal year 2004 were $344.9 million compared to $311.3 million for 2003. EBITDA for 2004 was $68.9 million, or 20% of net sales, compared to $71.2 million, or 23% of net sales for the previous year. EBITDA for 2004 was impacted negatively by approximately $17.9 million as follows: (i) non-recognizable deferred revenue from the OneSource acquisition of $9.0 million and (ii) deferral of approximately $8.9 million of revenues from accounting for our subscription product revenue.

Fiscal 2004 GAAP earnings per share were 35 cents versus earnings per share of 38 cents for fiscal 2003. The aforementioned accounting impact was primarily responsible for a lower earnings per share in 2004 versus 2003. Cash flow from operations for fiscal 2004 was $73.0 million, or 21% of net sales, compared to $56.6 million, or 18% of net sales for the prior year. Free cash flow (cash flow from operations less capital expenditures) for fiscal 2004 was $66.0 million, or 19% of net sales, compared to $49.9 million, or 16% of net sales for the prior year.

Deferred revenue liability on the balance sheet as of December 31, 2004 was $53.0 million, an important measure of contractually obligated revenue for the company. The company also had an incremental $45.1 million of unbilled contractually obligated revenue at the end of the year that is not reflected on the balance sheet. Deferred revenue on the balance sheet combined with the unbilled contractually obligated revenue provides a good measure of the business in the pipeline for the company over next twelve months.

OPERATING HIGHLIGHTS

The Donnelley Group (Large Business Group)

The Donnelley Group, previously known as the Large Business Group, reported fourth quarter 2004 revenues of $57.0 million, up 38% from the comparable quarter of 2003, and full year 2004 revenues of $200.3 million, up 28% from the previous year. Much of the growth was due to the recent acquisition of Triplex, OneSource, and Edith Roman, which have provided better than expected contributions to our operating margins. Our organic revenue growth in this segment was 3% for the full year 2004. Under the leadership of Ray Butkus, Ed Mallin, Dan Gust, Yvonne Cekel, and Ed

Henrich, the Donnelley Group is totally focused on cross-selling our various products and services to customers and long-term organic revenue growth of over 10%.

The infoUSA Group (Small Business Group)

The infoUSA Group, formerly known as the Small Business Group, reported 2004 fourth quarter revenues of $33.1 million, compared to $37.6 million in the fourth quarter of last year. The primary reason for the decline was the impact from subscription accounting during the fourth quarter of approximately $3.7 million. For fiscal year 2004, this group had revenue of $144.5 million, versus $155.4 million last year. The primary reason for the decline was the impact from subscription accounting during the fiscal 2004 of approximately $8.9 million, including lower recognized revenue from our Sales Genie™ product due to subscription revenue recognition.

This Group consists of approximately 20 small business units that offer directory products, vertical databases, online sales leads, custom sales leads and products for sales people and SOHO markets. Most of these divisions are being very successful in migrating a significant portion of their business to subscription products. Conversions from one-time sales to this subscription format have caused this Group to experience short-term reductions in reported GAAP revenue due to accounting for subscription products because revenue from subscriptions are recognized over the subscription period instead of at the time of sale. Our recently introduced Sales Genie™, SalesLeadsUSA™, and Credit.Net™ products have been embraced by the small business marketplace. While these subscription products have short-term negative impact on our recognized GAAP revenues, they provide the critical impetus for our long-term goal of over 10% organic revenue growth for infoUSA Group. Our Polk Directories division is also selling its directories, DVD, and Internet access on subscription basis. This migration is taking place to our satisfaction.

OUTLOOK FOR FISCAL 2005

Based on the revenue growth initiatives in its infoUSA Group and early acquisition integrations in its Donnelley Group, infoUSA management feels optimistic about continuing to execute on its current product and marketing strategies to drive organic revenue growth while producing healthy EBITDA margins and earnings per share. During 2005, the accounting impact related to OneSource revenue and subscription products will total less than $6 million. The company is re-confirming its previous guidance for 2005 revenues, EBITDA, and earnings per share as follows: (i) GAAP revenues for fiscal 2005 is projected to be approximately $390 million to $400 million; (ii) EBITDA for fiscal 2005 is projected to be approximately $98 million to $102 million; and (ii) GAAP earnings per share for fiscal 2005 is projected to be approximately 63 cents to 67 cents. The company is revising upward its previous guidance for 2005 free cash flow to be approximately $68 million to $72 million.

Conference Call

The company will host its fourth quarter conference call on January 21st, at 11:00 AM Eastern time. To access the conference call, please dial 800/901-5259, passcode #50207152, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 1:00 PM Eastern time, January 21st, through midnight Eastern Time, January 28th. The replay number is 888/286-8010, passcode # 18704951. A live webcast of the conference call will be available at the company’s Investor Relations web site, http://ir.infousa.com.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

			FOR THE TWELVE
	FOR THE QUARTER ENDED		MONTHS ENDED
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2003	2004	2003	2004
	(unaudited)
Net sales	$79,055	$90,082	$311,345	$344,859
Costs and expenses:
Database and production costs	22,518	26,520	87,074	102,838
Selling, general and administrative	40,243	43,469	144,068	166,715
Depreciation and amortization of operating assets	3,319	3,665	14,573	14,062
Amortization of intangible assets	3,316	4,404	13,276	15,875
Non-cash stock compensation	74	184	219	779
Restructuring costs	231	552	1,861	2,940
Litigation settlement charge	0	0	1,667	0
Acquisition costs	3	0	57	321

	69,704	78,794	262,795	303,530

Operating income	9,351	11,288	48,550	41,329

Other income (expense):
Investment income (loss)	(73)	29	1,149	(190)
Other charges	0	66	(6,385)	(2,157)
Interest expense	(2,047)	(2,788)	(11,547)	(9,210)

Income before income taxes	7,231	8,595	31,767	29,772
Income taxes	2,748	3,267	12,072	11,314

Net income	$4,483	$5,328	$19,695	$18,458

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.09	$0.10	$0.38	$0.35

Diluted earnings per share	$0.09	$0.10	$0.38	$0.35

Basic weighted average shares outstanding	52,245	53,116	51,576	52,851

Diluted weighted average shares outstanding	52,526	53,979	51,714	53,564

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December	December	December	December
	31, 2003	31, 2004	31, 2003	31, 2004
Net income	$4,483	$5,328	$19,695	$18,458
Interest expense	2,047	2,788	11,547	9,210
Income taxes	2,748	3,267	12,072	11,314
Depreciation and amortization of operating assets	3,319	3,665	14,573	14,062
Amortization of intangible assets	3,316	4,404	13,276	15,875

EBITDA	$15,913	$19,452	$71,163	$68,919

The following provides a schedule of Capital Expenditures:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December	December	December	December
	31, 2003	31, 2004	31, 2003	31, 2004
Purchases of Property of Equipment	$825	$649	$5,482	$4,370
Software and Database Development Costs	400	693	1,143	2,587

Capital Expenditures	$1,225	$1,342	$6,625	$6,957

The following provides a reconciliation of Cash Flow from Operations to Free Cash Flow:

	FOR THE QUARTER		FOR THE TWELVE
	ENDED		MONTHS ENDED
	December	December	December	December
	31, 2003	31, 2004	31, 2003	31, 2004
Cash Flow from Operations	$19,020	$27,165	$56,564	$72,956
Less:
Capital Expenditures	(1,225)	(1,342)	(6,625)	(6,957)

Free Cash Flow	$17,795	$25,823	$49,939	$65,999

infoUSA INC. AND SUBSIDIARIES
Selected Balance Sheet Amounts
(In thousands, except per share amounts)

The following table presents selected balance sheet account information as of December 31, 2004, compared to December 31, 2003.

	December 31,	December 31,
(amounts in thousands)	2003	2004
Assets
Cash and Cash Equivalents	$2,686	$10,404
Accounts Receivable	40,922	51,707
Accounts Receivable-List Brokerage	12,844	19,635
Deferred Marketing Costs	5,457	2,632
Property and Equipment, net	40,984	42,537
Intangible Assets, net	247,609	365,286
Liabilities
Accounts Payable	16,212	21,268
Accounts Payable-List Brokerage	9,516	15,427
Accrued Payroll Expenses	17,793	15,917
Accrued Expenses	824	7,028
Deferred Revenue	19,824	53,034
Total Debt	139,765	196,226